Pricing Supplement dated:     January 7, 1998      Rule 424(b)(3)
(To Prospectus dated January 24, 1997 and      File No. 333-17003
Prospectus Supplement dated January 28, 1997)

                NATIONAL CONSUMER COOPERATIVE BANK
                        Medium-Term Notes
         Due from 9 Months to 30 Years from Date of Issue
                            Fixed Rate
_____________________________________________________________________________

Principal Amount:  $7,500,000                    Interest Rate: 6.21% per annum

Underwriters Discount or Commission: $37,500  (.50%)
Stated Maturity Date:   January 13, 2003

Net Proceeds to Issuer: $7,462,500   (99.50%)
Original Issue Date: January 12, 1998
_____________________________________________________________________________
Interest Payment Dates:
    X  January 15 and July 15 and at the Stated Maturity Date
       Other _________ and _________

Redemption:
    X   The Notes cannot be redeemed prior to the Stated Maturity Date.
        The Notes can be redeemed prior to the Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
    X The Notes cannot be repaid prior to the Stated Maturity Date. The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Option Repayment Dates:

Currency:
    Specified Currency:      U.S. Dollars
       (if other than U.S. dollars, see attached)
    Minimum Denominations:
       (applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:      Yes   X  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Period:

Agent:    X  Goldman, Sachs & Co.
             Morgan Stanley & Co. Incorporated
             Other ________________

If as Principal:   (Goldman, Sachs & Co.)
          X The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
             The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions:

Terms are not completed for certain items above because such items are not applicable.

Pricing Supplement dated:     January 7, 1998      Rule 424(b)(3)
(To Prospectus dated January 24, 1997 and      File No. 333-17003
Prospectus Supplement dated January 28, 1997)

                NATIONAL CONSUMER COOPERATIVE BANK
                        Medium-Term Notes
         Due from 9 Months to 30 Years from Date of Issue
                            Fixed Rate
_____________________________________________________________________________

Principal Amount:  $7,500,000                    Interest Rate: 6.21% per annum

Underwriters Discount or Commission: $37,500  (.50%)
Stated Maturity Date:   January 13, 2003

Net Proceeds to Issuer: $7,462,500   (99.50%)
Original Issue Date: January 12, 1998
_____________________________________________________________________________
Interest Payment Dates:
    X January 15 and July 15 and at the Stated Maturity Date
       Other _________ and _________

Redemption:
    X   The Notes cannot be redeemed prior to the Stated Maturity Date.
        The Notes can be redeemed prior to the Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
    X The Notes cannot be repaid prior to the Stated Maturity Date. The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Option Repayment Dates:

Currency:
    Specified Currency:      U.S. Dollars
       (if other than U.S. dollars, see attached)
    Minimum Denominations:
       (applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:      Yes   X No
    Total Amount of OID:
    Yield to Maturity:
    Initial Period:

Agent:       Goldman, Sachs & Co.
          X  Morgan Stanley & Co. Incorporated
             Other ________________

If as Principal:   (Morgan, Stanley & Co. Incorporated)
          X The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
            The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions:

Terms are not completed for certain items above because such items are not applicable.